Exhibit 99.1

Press Release

Encore Capital Group, Inc. Adds Two Independent Directors to its Board and

Announces Cost Savings Initiatives

SAN DIEGO, September 17, 2007 /PRNewswire-FirstCall/ — Encore Capital Group, Inc. (Nasdaq: ECPG) announced today the addition of two independent directors to its Board and several cost savings initiatives aimed at reducing both its overall cost per dollar collected and its bankruptcy servicing operating expenses. These initiatives will include the reduction of headcount in certain sites and the cessation of the Company’s healthcare purchasing and collection activities.

The Company announced that George Lund and Warren Wilcox have joined the Board effective today and that Barry Barkley and Alexander Lemond will retire from the Board as of the annual stockholders meeting on October 30.

Mr. Lund is the Chairman and Chief Executive Officer of Torch Hill Investment Partners, a private equity firm focusing on defense, intelligence, and civil and corporate security. Prior to Torch Hill, Mr. Lund was the Chairman and Chief Executive Officer of BANKFIRST, a national issuer of consumer credit, serving in that capacity from 1986-2004. Mr. Lund is a member of the Leadership Council of the Mayo Clinic in Scottsdale, Arizona, the Board of Directors of the Guthrie Theater in Minneapolis, Minnesota, and the Board of Directors of the New York Philharmonic.

Mr. Wilcox currently serves as the Vice Chairman, Marketing and Planning at Washington Mutual Card Services, a leading provider of credit cards and deposit products to customers throughout the United States. Prior to Washington Mutual Card Services, Mr. Wilcox spent four years at Fleet Credit Card Services as Executive Vice President, Planning and Development, where he managed strategic planning, new business development, portfolio acquisitions and divestitures, strategic business initiatives and new product development. Before joining Fleet, Mr. Wilcox was with Household Credit Services for 13 years, serving most recently as its Executive Director, Planning and Marketing. Before that he was Senior Product Manager and Assistant Product Manager for Atlantic Financial and Citicorp, respectively. Additionally, Mr. Wilcox currently is the Chairman of the Board of Directors at Austin Logistics Inc. and an advisor to Strategic Analytics.

In light of Mr. Lund’s and Mr. Wilcox’s experience, the Board has determined that both meet the eligibility criteria set forth in Nasdaq Marketplace Rule 4350(d)(2)(A) and, therefore, are each qualified to serve on the Audit Committee. Accordingly, the Board has appointed both Mr. Lund and Mr. Wilcox to this Committee, which now consists of four members. The Company believes that with these appointments it has regained compliance with Rule 4350(d)(2)(A) within the cure period described in the letter the Company received from the Nasdaq Stock Market dated May 30, 2007.

“We are grateful for the valuable service that Barry and Alex have provided to Encore over the years and welcome George and Warren to the Board. We are delighted to have the benefit of their deep experience and strong relationships in the consumer credit market,” said J. Brandon Black, President and CEO of Encore Capital Group, Inc.

The Company also announced that it will reduce headcount by approximately 115 people: 70 at its call center in Phoenix, Arizona, 30 at its bankruptcy servicing center in Arlington, Texas, and 15 at its corporate headquarters in San Diego, California. The costs associated with the reduction will be approximately $1.5 million and will be expensed in the third quarter. The Company expects to generate savings from this reduction of more than $7 million per year going forward. The Company does not expect any negative impact on its gross collections, as it will shift certain collection activities to its other call centers in San Diego, St. Cloud and India. The Company also expects to utilize its external third-party collection agencies where it can achieve lower costs per dollar collected. In addition, the Company completed its process re-engineering efforts within its bankruptcy servicing subsidiary and is now able to handle its current volumes with fewer people.

The Company’s cost savings initiatives will also include the sale of its healthcare receivable portfolios and the exit from its healthcare collection activities, which have not met the Company’s profitability targets. The costs associated with exiting these activities will be approximately $1.7 million, including a charge of $1.3 million related to the disposal of the portfolios.

“These actions are part of our ongoing strategy to reduce costs and improve liquidation on our portfolios,” said Mr. Black. “While headcount reductions are never easy, we believe that lowering costs and improving efficiencies will further enhance our competitive positioning in the marketplace and our ability to purchase portfolios.”

About Encore Capital Group, Inc.

Encore Capital Group, Inc. is a systems-driven purchaser and manager of charged-off consumer receivables portfolios. More information on the Company can be found at www.encorecapitalgroup.com.

Forward Looking Statements

The statements in this press release that are not historical facts, including, most importantly, those statements preceded by, or that include, the words “may,” “believe,” “projects,” “expects,” “anticipates” or the negation thereof, or similar expressions, constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 (the “Reform Act”). These statements may include, but are not limited to, statements regarding future operations, financial results, estimated costs and expense savings related to the company initiatives described above. For all “forward-looking statements,” the Company claims the protection of the safe harbor for forward-looking statements contained in the Reform Act. Such forward-looking statements involve risks, uncertainties and other factors which may cause actual results, performance or achievements of the Company and its subsidiaries to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. These risks, uncertainties and other factors are discussed from time to time in the reports filed by the Company with the Securities and Exchange Commission, including the Annual Report on Form 10-K for the fiscal year ended December 31, 2006 and the Quarterly Report on Form 10-Q for the quarter ended June 30, 2007. The Company disclaims any intent or obligation to update these forward-looking statements.

Contact:

Encore Capital Group, Inc.

Brandon Black (858) 309-6963

brandon.black@encorecapitalgroup.com

or

Paul Grinberg (858) 309-6904

paul.grinberg@encorecapitalgroup.com

or

Ren Zamora (858) 560-3598

ren.zamora@encorecapitalgroup.com

SOURCE Encore Capital Group, Inc.